UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2007

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI	49684
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (231) 941-0073

___________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of A Direct Financial Obligation.

On August 20, 2007, Aurora Oil and Gas Corporation (“Company”) and certain subsidiaries, as guarantors, entered into a second lien term loan agreement (“the Term Loan”) with BNP Paribas (“BNP”), as the arranger and administrative agent, and several other lenders (Laminar Direct Capital L.P., a member of the D.E. Shaw group, CIT, Energy Components and BNP) forming a syndication. The initial term loan is $50 million for a 5-year term which may increase up to $70 million under certain conditions over the life of the loan facility. The proceeds of the loan were used to payoff the Company’s existing mezzanine financing with Trust Company of the West (‘”TCW”) and for general corporate purposes.

Interest under the Term Loan is payable at rates based on the London Interbank Offered Rate plus 700 basis points with a step-down of 25 basis points once the Company’s ratio of total indebtedness to earnings before interest, taxes, depreciation, depletion, amortization, and other noncash charges is lower than or equal to a ratio of 4.0 to 1.0 on a trailing four quarters basis. The Company has the ability to prepay the Term Loan during the first year at a price equal to 103% of par, during the second year at a price equal to 102% of par, and thereafter at a price equal to 100% of par.

The Term Loan contains, among other things, a number of financial and non-financial covenants relating to restricted payments (as defined), loans or advances to others, additional indebtedness, incurrence of liens, geographic limitations on operations to the United States, and maintenance of certain financial and operating ratios, including current ratio and specified coverage ratios (collateral coverage and proved developed producing reserves coverage ratios).

In connection with the Term Loan, the Company also agreed to the amendment and restatement of its senior secured credit facility with BNP and other lenders, pursuant to which the borrowing base under the senior secured credit facility was increased from the current authorized borrowing base of $50 million to $70 million.

In both the Term Loan and senior secured credit facility, the Company agreed to an affirmative covenant regarding production exit rates with the first net production target being 9.5 MMcfe per day as of June 30, 2007, which the Company achieved. The second target production exit target is 10.5 MMcfe per day as of September 30, 2007, and the third production exit target is 12.0 MMcfe per day as December 31, 2007. In addition, the Company was required to purchase financial hedges at prices and aggregate notional volumes satisfactory to BNP, as administrative agent which requirement has been satisfied.

On execution of the new Term Loan, the Company also entered into a 3-year interest rate swap transaction with BNP to hedge its exposure to the floating interest rate on its Term Loan debt. This hedge transaction on $50 million will yield an effective interest rate of 11.86% for the period from August 23, 2007 through August 23, 2010.

Effective August 20, 2007, the Company’s subsidiary Aurora Antrim North, L.L.C. (“North”) terminated its Amended Note Purchase Agreement with TCW which provided $50 million in mezzanine financing. As of the effective date, North had outstanding borrowing of $40 million. TCW had limited the borrowing base and the agreement contained a commitment expiration date of August 12, 2007. Under the termination provisions, the Company was required to pay certain fees and prepayment charges associated with early termination. The following represents the expenditures paid to TCW: (i) $40 million payment of principal; (ii) $0.7 million payment of interest expense from June 27, 2007 through August 20, 2007; (iii) $0.35 million payment of interest make-whole provision from August 21, 2007 through September 27, 2007; (iv) $1.25 million payment of prepayment premium; and (v) $0.2 million payment for a make-whole provision on principal greater than $30 million.

As part of the mezzanine financing with TCW, North provided an affiliate of TCW an overriding royalty interest of 4% in certain leases to be drilled or developed in the Counties of Alcona, Alpena, Charlevoix, Cheboygan, Montmorency, and Otsego in the State of Michigan. The overriding royalty interest will also continue on leases including extensions or renewals, held by the Company and its affiliates at August 20, 2007 that may be developed through September 29, 2009.

Item 5.03 Amendments to By-laws.

Effective August 16, 2007, the Company, by action of its Board of Directors, amended its by-laws to create the office of Chief Executive Officer, allow for electronic delivery of meeting notices, allow for electronic delivery and posting of proxy materials, and allow for the electronic delivery of proxy appointments. Prior to these amendments to the by-laws, the Company’s president was designated as the chief executive officer, meeting notices and proxy materials were delivered by traditional paper mail service, and electronic delivery of proxy appointments was limited to street name shareholders.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.2	Amended and Restated By-Laws of Aurora Oil and Gas Corporation.

10.7	Amended and Restated Credit Agreement dated August 20, 2007, among Aurora Oil & Gas Corporation, the Borrower, BNP Paribas, as Administrative Agent and the Lenders Party hereto.

10.26
Intercreditor Agreement dated August 20, 2007, among Aurora Oil & Gas Corporation, the Borrower, BNP Paribas, as Administrative Agent and the Lenders Party hereto. (Replaced exhibit 10.8 Intercreditor and Subordination Agreement among BNP Paribas, et al., TCW Asset Management Company, and Aurora Antrim North, L.L.C., dated January 31, 2006.)

10.27	Second Lien Term Loan Agreement dated August 20, 2007, among Aurora Oil & Gas Corporation, the Borrower, BNP Paribas, as Administrative Agent and the Lenders Party hereto.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: August 22, 2007	/s/ Ronald E. Huff
By: Ronald E. Huff
Its: President and Chief Financial Officer